LIQUIDITY SERVICES ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2020 FINANCIAL RESULTS
•Consolidated Fourth Quarter GMV of $196.9 million -- Revenue of $55.9 million -- GAAP Net Income of $5.4 million
•Consolidated Fourth Quarter GAAP EPS of $0.16 and Non-GAAP Adjusted EBITDA of $9.0 million
•Strong adoption of Liquidity Services' safe and effective e-commerce marketplace platform drives 25% year-over-year growth in consolidated GMV and a $9.7 million year-over-year increase in consolidated Non-GAAP Adjusted EBITDA during Q4-FY20

Bethesda, MD - December 8, 2020 — Liquidity Services (NASDAQ: LQDT; www.liquidityservices.com), the world’s largest B2B e-commerce marketplace for business and government surplus, today announced financial results for the fourth quarter and fiscal year ended September 30, 2020. The Company's Q4-FY20 performance reflected increasing customer adoption of our safe and effective e-commerce solutions across all business segments as businesses and governments seek proven digital solutions to stay competitive. Driven by its multi-year transformational investments and economies of scale, the Company recorded significant gains in GAAP Net Income, GAAP EPS and Non-GAAP Adjusted EBITDA.

"Our recent results demonstrate the scale benefits of our marketplace model and the high customer value that Liquidity Services continues to deliver as businesses and government agencies accelerate their adoption of digital solutions and embrace our safe and effective solutions to maximize value within the reverse supply chain. We are proud that we have maintained a safe work environment for our associates and continue to serve as a trusted e-commerce marketplace to help our customers, many of whom are small businesses, efficiently conduct commerce globally in over 500 B2B product categories,” said Bill Angrick, Chairman and CEO of Liquidity Services. “Overall, our strategy and recent platform investments have been rewarded by strong financial results during the second half of FY20 allowing us to finish the year as a stronger, more efficient business.

"Our e-commerce marketplace capabilities continue to drive strong recovery for sellers and have enabled us to scale our services quickly as more customers seek more efficient self-serve solutions to manage surplus and returned goods in the supply chain. In turn, our higher recovery rates have driven increasing adoption of our consignment pricing model, positively impacting gross profit margins. We are equally proud of the contributions of our team and their ability to safely deliver outstanding results for our customers both in our fulfillment centers and remotely during the quarter,” continued Angrick.

“GMV in our GovDeals segment grew a record 35%, from the prior year’s comparable quarter, as more government agencies utilized our digital platform to transact higher volumes, and our growing buyer base and automated asset promotion tools drove higher realized values through our marketplace. This performance has sparked growing interest in our platform by sellers of higher ticket items in the transportation and heavy equipment categories. GMV in our Retail Supply Chain Group (RSCG) segment grew 33%, from the prior year’s comparable quarter, as more large and SMB retail sellers adopted our platform and existing customers increased their transaction volumes on our marketplace. Of note, GMV for our self-service retail solutions more than doubled year-over-year as more customers embraced the flexibility and convenience of selling items directly on our platform.

"GMV in our Capital Assets Group (CAG) segment declined 8% year-over-year due to the wind down of the DoD scrap contact. Excluding the expired scrap contract, CAG segment GMV grew 3% year-over-year during Q4-FY20. Our CAG heavy equipment category grew strongly during the quarter as supply remains tight and recovery in our marketplace continues to grow. Lastly, our Machinio segment grew revenue by 5% during the quarter as equipment owners and dealers began to prepare for a broader re-opening of the economy by embracing Machinio’s digital marketing solutions to connect with buyers at lower costs when compared to traditional marketing channels.

"Overall, we are seeing the benefits of increasing scale driven by strong tail winds. We are pleased to end FY20 with strong Non-GAAP Adjusted EBITDA results and improved margins as we leverage our new marketplace platform and technology improvements to the benefit of our sellers, buyers and shareholders. Looking forward, we are well positioned to help our customers address several macro trends, including the secular growth of online retail which drives the need for comprehensive returns management solutions; the need for organizations of all sizes to embrace technology to drive supply chain efficiencies and monetize assets; and the increasing focus by business and government customers on sustainability," concluded Angrick.

The Company completed $4.0 million in share repurchases during Q4-FY20 and exited the fiscal year with a cash position of $76.0 million, an increase of $9.5 million from the end of FY-19. The Company remains debt-free.

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Fourth Quarter Consolidated Operating and Earnings Results
The Company reported Q4-FY20 GMV of $196.9 million, up from $157.8 million in the prior year’s comparable period. GMV is an operating measure of the total sales value of all merchandise sold by us or our sellers through our marketplaces and other channels during a given period of time. GAAP Revenue for Q4-FY20 was $55.9 million, down from $58.8 million in the prior year’s comparable period. GAAP Net Income (Loss) for Q4-FY20 was $5.4 million, which resulted in a diluted income per share of $0.16 based on a weighted average of 34.0 million diluted shares outstanding, increased from $(5.2) million and $(0.16) respectively, in the prior year’s comparable period. Our Non-GAAP Adjusted Net Income (Loss) excludes stock compensation expense, impairment and business realignment expenses, acquisition costs, deferred revenue purchase accounting adjustments, fair value adjustments to acquisition earn-outs, and the estimated impact of income taxes on these non-GAAP adjustments and non-recurring tax adjustments. For Q4-FY20 our Non-GAAP Adjusted Net Income (Loss) was $7.9 million or $0.23 adjusted diluted income per share, an improvement from $(2.5) million and $(0.07) respectively, in the prior year’s comparable period.

Non-GAAP Adjusted EBITDA, which excludes stock-based compensation expense, acquisition costs such as transaction expenses and changes in earn-out estimates, business realignment expense, deferred revenue purchase accounting adjustments, and goodwill and long-lived asset impairment, was $9.0 million, an improvement from the prior year’s comparable period of $(0.8) million.

Q4-FY20 comparative year-over-year consolidated financial results reflect reduced operating expenses and increased volumes in our RSCG and GovDeals segments as businesses and government agencies processed backlogged inventory following closures during the first phase of COVID-19. The GMV growth was partially offset by a decline in our CAG segment related to the wind down of the DoD Scrap contract. Our full-service and self-service consignment model increased to 82% of our total GMV, up from 76% in Q4-FY19. This mix shift created a 5% decline in revenue but a 14% improvement in gross profit. Gross profit margin as a percentage of revenue, increased from 49% in Q4-FY19 to 59% in Q4-FY20. Our bottom line results reflect reduced operating expenses and overall increase in top line results across our segments, partially offset by a decline in the Machinio segment. Lower expenses were related to restructuring our CAG segment and corporate functions as well as other organizational changes, offset by increased sales and marketing expenses.

Fiscal Year Consolidated Operating and Earnings Results
The company reported FY20 GMV of $619.8 million, down from $640.0 million in the prior year’s comparable period. GAAP Revenue for FY20 was $205.9 million, decreased from $226.5 million in the prior period. GAAP Net Loss for FY20 was $(3.8) million, which resulted in a diluted loss per share of $(0.11) based on a weighted average of 33.6 million diluted shares outstanding, improved from $(19.3) million and $(0.58) respectively, in the prior period. Non-GAAP Adjusted Net Income (Loss) was $4.2 million or $0.12 adjusted diluted loss per share, an improvement from $(7.4) million and $(0.22) respectively, in the prior period.

Non-GAAP Adjusted EBITDA, which excludes stock compensation expense, impairment and business realignment expenses, acquisition costs, fair value adjustments to acquisition earn-outs, and deferred revenue purchase accounting adjustments, was $9.0 million, an improvement from the prior period of $(1.2) million.

FY-20 comparative results reflect delays in business development and COVID-19 impacts across all business units, despite strong recovery in the second half of the year. Increased mix of full-service and self-service consignment model transactions created an improvement in gross profit margin from 50% in FY19 to 53% in FY20. Bottom line results benefited from cost controls, improving top line results, and multiple restructuring efforts throughout FY20.

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Fourth Quarter and Fiscal Year Segment Operating and Earnings Results
We present operating results in four reportable segments: GovDeals, RSCG, CAG and Machinio. Each offers separately branded marketplaces to enable sellers to achieve channel marketing objectives to reach buyers. Across our segments, we offer our sellers various pricing and transaction models and a suite of services, and our revenues vary depending upon the pricing models employed and the level of service selected by sellers.

Our Q4-FY20 and FY20 segment results are as follows (unaudited, in millions):

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2020	2019	2020	2019
GovDeals[1]:
GMV	$111.7	$82.8	$326.0	$327.5
Revenue	$10.9	$8.3	$32.8	$32.9
Gross Profit	$10.4	$7.7	$30.7	$30.4

RSCG[2]:
GMV	$52.3	$39.2	$181.5	$156.1
Revenue	$35.0	$32.6	$136.5	$127.3
Gross Profit	$15.0	$12.3	$49.7	$45.0

CAG:
GMV	$32.8	$35.8	$112.4	$155.9
Revenue	$8.1	$16.2	$29.5	$60.2
Gross Profit	$6.1	$7.4	$22.7	$32.7

Machinio
GMV	$—	$—	$—	$—
Revenue	$1.8	$1.7	$7.2	$5.6
Gross Profit	$1.7	$1.6	$6.8	$5.2

Corporate & Other[3]:
GMV	$—	$—	$—	$0.5
Revenue	$—	$—	$(0.1)	$0.4
Gross Profit	$—	$—	$(0.1)	$0.1

Consolidated:
GMV	$196.9	$157.8	$619.9	$640.0
Revenue	$55.9	$58.8	$205.9	$226.4
Gross Profit	$33.2	$29.0	$109.9	$113.4

1GovDeals consists of the state and municipal government business. Through Q4 FY19 this includes commercial self-directed GMV as part of our Auction Deals marketplace, which beginning in Q1 FY20 is reflected in the CAG segment.
2CAG consists of our energy and industrial commercial verticals, our DoD Scrap contract, and beginning in Q1 FY20 commercial transactions within our unified marketplace, which was previously referred to as AuctionDeals.
3Corporate & Other primarily consists of the Company's former IronDirect operating segment, which was wound-down in January 2019, and is not individually significant, and elimination adjustments.

Additional Fourth Quarter and Fiscal Year 2020 Operational Results
•Registered Buyers — At the end of FY20, registered buyers totaled approximately 3,772,000 representing a 5.4% increase over the approximately 3,580,000 registered buyers at the end of FY19.
•Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), decreased to approximately 1,899,000 in FY20, an 8.9% decrease from the approximately 2,085,000 auction participants in FY19.
•Completed Transactions — Completed transactions decreased to approximately 553,000, an 8.9% decrease for FY20 from the approximately 607,000 completed transactions in FY19.

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Business Outlook
Financial results for Q1-FY21 are expected to improve year-over-year. We believe we are well-positioned to create efficiencies and benefits for our sellers and our buyers by focusing on platform services and support that will deliver optimal liquidity in the reverse supply chain and further enable our growth through an asset light, low-touch marketplace solution. As e-commerce penetration continues to grow substantially for both consumers and B2B, we believe our online platform and cloud-based solutions are likely to become even more relevant and necessary for the evolving global economy.

Our Q1-FY21 guidance range is above our GMV for the same period last year driven by increases in our RSCG and GovDeals segments and flat to slightly improved results in our CAG segment. We expect our Adjusted EBITDA to be above the same period last year as we benefit from stronger top line results and reduced operational expenses, offset by investments in our sales and marketing across all segments as we seek to increase market share across our verticals.

The following forward-looking statements reflect the following trends and assumptions for Q1-FY21 compared to the prior year's period:

1.continued spending as we launch incremental functionality across our family of marketplaces, for the implementation of tools enabling omni-channel behavioral marketing, expanded analytics, and buyer/seller payment optimization;
2.benefits from restructuring and business realignment activities to streamline our organizational processes;
3.continued mix shift to consignment pricing model which will lower revenue as a percent of GMV but improve gross profit margins;
4.flat top line results and continued variability in project size and timing within our CAG segment, especially as COVID-19 continues to impact the global economy;
5.continued growth in our GovDeals segment; and
6.continued growth in our RSCG segment.

For Q1-FY21 our guidance is as follows:

GMV - We expect GMV for Q1-FY21 to range from $175 million to $195 million.

GAAP Net Income - We expect GAAP Net Income for Q1-FY21 to range from $2.0 million to $3.0 million.

GAAP Diluted EPS - We expect GAAP Diluted Earnings Per Share for Q1-FY21 to range from $0.06 to $0.09.

Non-GAAP Adjusted EBITDA -We expect Non-GAAP Adjusted EBITDA for Q1-FY21 to range from $5.0 million to $6.5 million.

Non-GAAP Adjusted Diluted EPS - We expect Non-GAAP Adjusted Earnings Per Diluted Share for Q1-FY21 to range from $0.08 to $0.12. This guidance assumes that our diluted weighted average number of shares outstanding for the quarter will be 34.6 million. We have approximately $6.1 million available under the share repurchase program.

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Liquidity Services, Inc
Reconciliation of GAAP to Non-GAAP Measures

Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA. Non-GAAP EBITDA is a supplemental non-GAAP financial measure and is equal to net income (loss) plus interest and other expense, net; provision for income taxes; and depreciation and amortization. Our definition of Non-GAAP Adjusted EBITDA differs from Non-GAAP EBITDA because we further adjust Non-GAAP EBITDA for stock compensation expense, acquisition costs such as transaction expenses and changes in earn-out estimates, business realignment expense, deferred revenue purchase accounting adjustments, and goodwill and long-lived asset impairment. A reconciliation of EBITDA to Adjusted EBITDA is as follows:

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2020	2019	2020	2019
	(Unaudited) (Dollars in thousands)

Net income (loss)	$5,447	$(5,224)	$(3,774)	$(19,260)
Interest and other income, net[1]	(88)	(124)	(577)	(1,101)
Provision for income taxes	90	63	801	1,200
Depreciation and amortization	1,574	1,516	6,290	5,091
EBITDA	$7,023	$(3,769)	$2,740	$(14,070)

Stock compensation expense[2]	1,875	1,367	5,660	6,823
Acquisition costs and impairment of goodwill and long-lived assets[3]	—	(69)	5	102
Business realignment expense[4]	77	483	405	1,578
Fair value adjustments to acquisition earn-outs[3]	—	1,200	200	3,500
Deferred revenue purchase accounting adjustment	—	18	3	818

Adjusted EBITDA	$8,975	$(770)	$9,013	$(1,249)

1 Interest and other income, net, per the Consolidated Statement of Operations, excluding the non-service components of net periodic pension (benefit) expense..
2 Excludes the impact of forfeitures of stock awards by employees terminated by business realignment actions. That impact is included in the business realignment expenses line.
3 Acquisition costs and impairment of goodwill and long-lived assets, and fair value adjustments to acquisition earn-outs are included in Other operating expenses on the Consolidated Statements of Operations.
4Business realignment expense includes the amounts accounted for as exit costs under ASC 420 and the related impacts of business realignment actions subject to other accounting guidance. Those related impacts were $317 thousand for the twelve months ended September 30, 2019, primarily due to forfeitures of stock awards by terminated employees. No related impacts were associated with the other periods presented.

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Non-GAAP Adjusted Net Income (Loss) and Non-GAAP Adjusted Basic and Diluted Earnings Per Share. Non-GAAP Adjusted Net Income (Loss) is a supplemental non-GAAP financial measure and is equal to net income (loss) plus stock compensation expense, impairment and business realignment expenses, acquisition costs, fair value adjustments to acquisition earn-outs, deferred revenue purchase accounting adjustments, and the estimated impact of income taxes on these non-GAAP adjustments as well as non-recurring tax adjustments. Non-GAAP Adjusted Basic and Diluted Income (Loss) Per Share are determined using Adjusted Net Income (Loss). For Q4-20 and FY-20 the tax rate used to estimate the impact of income taxes on the non-GAAP adjustments was (26.5%) compared to 7.6% used for the Q4-19 results. These tax rates exclude the impact of the change to our U.S. valuation allowance. A reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and Adjusted Basic and Diluted Income (Loss) Per Share is as follows:

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2020	2019	2020	2019
	(Unaudited) (Dollars in thousands, except per share data)

Net income (loss)	$5,447	$(5,224)	$(3,774)	$(19,260)
Stock compensation expense	1,875	1,367	5,660	6,823
Acquisition costs and impairment of goodwill and long-lived assets	—	(69)	5	102
Business realignment expenses	77	483	405	1,578
Fair value adjustments to acquisition earn-outs	—	1,200	200	3,500
Deferred revenue purchase accounting adjustment	—	18	3	818
Income tax impact on the adjustment items	517	(228)	1,662	(975)

Adjusted net income (loss)	$7,916	$(2,453)	$4,161	$(7,414)

Adjusted basic income (loss) per common share	$0.24	$(0.07)	$0.12	$(0.22)

Adjusted diluted income (loss) per common share	$0.23	$(0.07)	$0.12	$(0.22)

Basic weighted average shares outstanding	33,584	33,291	33,612	33,063

Diluted weighted average shares outstanding	33,987	33,291	33,848	33,063

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Conference Call
The Company will host a conference call to discuss the fourth quarter and fiscal year 2020 results at 10:30 a.m. Eastern Time today. Investors and other interested parties may access the teleconference by dialing (888) 771-4371 or (847) 585-4405 and providing conference ID 49992969. A live web cast of the conference call will be provided on the Company's investor relations website at http://investors.liquidityservices.com. An archive of the web cast will be available on the Company’s website until December 8, 2021 at 11:59 p.m. ET. To listen to the replay, visit the Liquidity Services investor relations site. The replay will be available starting at 1:30 p.m. ET on the day of the call.
Non-GAAP Measures
To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP measures of certain components of financial performance. These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Earnings per Share. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future. We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business. Adjusted EPS is the result of our Adjusted Net Income (Loss) and diluted shares outstanding.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures. In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting. These measures should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

Supplemental Operating Data
To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of seller and buyer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors. In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting. This data should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Forward-Looking Statements
This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook; anticipated economic and operational impacts related to the COVID-19 pandemic, especially if there is a rise in COVID-19 deaths that precipitates re-closures or extended restrictions on international travel; the migration of our retail marketplace to our core e-commerce technology platform; expected future effective tax rates; and trends and assumptions about future periods. You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

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There are several risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements in this document. Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, changes in political, business and economic conditions, regional or general economic downturn or crisis and any conditions that affect e-commerce growth or cross-border trade; the impact of the COVID-19 pandemic on our Company, our employees, our sellers and buyers, and global supply chains; disruptions of transactions due to the COVID-19 pandemic, including the impact of such disruptions on the Company’s ability to generate profits, stabilize or grow GMV or accurately forecast transactions; disruptions in the Company’s workforce as a results of the Company’s efforts to limit of the impact of the COVID-19 pandemic on the Company’s operations and financial condition; the Company’s need to successfully react to the increasing importance of digital marketing and data analytics and the realization of anticipated benefits from upgrades to our platform relating to digital marketing and data analytics; our dependence on our contract with Amazon for a significant portion of our inventory; variability in business related to mix, timing, and volume of supply; speed of recovery following natural disasters and severe weather; intense competition in our lines of business; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; the timing and success of upgrades to our technology infrastructure; our ability to successfully integrate the Machinio operations with our business and realize the anticipated benefits; our ability to attract and retain key employees; our ability to raise additional capital as and when required; our ability to timely upgrade and develop our technology systems, infrastructure and customer service capabilities at reasonable cost while maintaining site stability and performance and adding new products and features; our ability to enhance and improve our newly launched e-commerce technology platform and support services provided on this platform in a timely manner, our ability to price services to meet market demand; our reliance on third-party technology, such as Microsoft Azure cloud computing services and Oracle Fusion for enterprise resource planning and disruption to these cloud services or our ability to continue to license these cloud services to run our business or our ability to successfully configure these services to our business needs could expose us to performance claims as well as cause significant harm to our brand and reputation, which could impact our future sales; the success of our AllSurplus marketplace, and the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended September 30, 2019, and Quarterly Report on Form 10-Q for the quarters ended December 31, 2019, March 31, 2020, and June 30, 2020, which are available on the SEC and Company websites. There may be other factors of which we are currently unaware or which we deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About Liquidity Services
Liquidity Services (NASDAQ:LQDT) operates a network of leading e-commerce marketplaces that enable buyers and sellers to transact in an efficient, automated environment offering over 500 product categories. The Company employs innovative e-commerce marketplace solutions to manage, value and sell inventory and equipment for business and government sellers. Our superior service, unmatched scale and ability to deliver results enable us to forge trusted, long-term relationships with over 14,000 sellers worldwide. With over $8 billion in completed transactions, and more than 3.7 million buyers in almost 200 countries and territories, we are the proven leader in delivering smart commerce solutions. Visit us at LiquidityServices.com.

Contact:
Julie Davis
Senior Director, Investor Relations
202.467.6868 ext. 2234
julie.davis@liquidityservices.com

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Liquidity Services, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited, Dollars in Thousands, Except Par Value)

	September 30,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$76,036	$36,497
Short-term investments	—	30,000
Accounts receivable, net of allowance for doubtful accounts of $389 and $291	5,322	6,704
Inventory, net	5,607	5,843
Prepaid taxes and tax refund receivable	1,652	2,531
Prepaid expenses and other current assets	5,962	8,350
Total current assets	94,579	89,925
Property and equipment, net	17,843	18,846
Operating lease assets	10,561	—
Intangible assets, net	4,758	6,043
Goodwill	59,839	59,467
Deferred tax assets	806	866
Other assets	8,248	12,136
Total assets	$196,634	$187,283
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$21,957	$15,051
Accrued expenses and other current liabilities	19,124	28,794
Current portion of operating lease liabilities	3,818	—
Distributions payable	—	1,675
Deferred revenue	3,255	3,049
Payables to sellers	26,170	20,253
Total current liabilities	74,324	68,822
Operating lease liabilities	7,499	—
Deferred taxes and other long-term liabilities	2,996	2,286
Total liabilities	84,819	71,108
Commitments and contingencies (Notes 9 and 16)
Stockholders' equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 34,082,406 shares issued and outstanding at September 30, 2020; 33,687,115 shares issued and outstanding at September 30, 2019	34	34
Additional paid-in capital	247,892	242,686
Treasury stock, at cost; 547,508 shares at September 30, 2020 and — shares at September 30, 2019	(3,983)	—
Accumulated other comprehensive loss	(9,782)	(7,973)
Accumulated deficit	(122,346)	(118,572)
Total stockholders' equity	111,815	116,175
Total liabilities and stockholders' equity	$196,634	$187,283

Liquidity Services, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited, Dollars in Thousands, Except Per Share Data)

	Year Ended September 30,
	2020	2019	2018
Revenue	$127,580	$147,889	$149,677
Fee revenue	78,360	78,636	74,837
Total revenue	205,940	226,525	224,514
Costs and expenses from operations:
Cost of goods sold (excludes depreciation and amortization)	96,016	102,414	100,087
Seller distributions	—	10,831	14,715
Technology and operations	42,158	51,594	60,786
Sales and marketing	35,629	36,703	33,703
General and administrative	29,166	34,249	30,493
Depreciation and amortization	6,290	5,091	4,599
Acquisition costs and impairment of goodwill and long-lived assets	5	102	467
Other operating expenses	573	5,049	1,392
Total costs and expenses	209,837	246,033	246,242
Loss from operations	(3,897)	(19,508)	(21,728)
Interest and other income, net	(924)	(1,448)	(785)
Loss before provision for income taxes	(2,973)	(18,060)	(20,943)
Provision (benefit) for income taxes	801	1,200	(9,328)
Net loss	$(3,774)	$(19,260)	$(11,615)
Basic and diluted loss per common share	$(0.11)	$(0.58)	$(0.36)
Basic and diluted weighted average shares outstanding	33,612,263	33,062,976	32,095,491

Liquidity Services, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited, Dollars In Thousands)

	Year Ended September 30,
	2020	2019	2018
Operating activities
Net loss	$(3,774)	$(19,260)	$(11,615)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	6,290	5,091	4,599
Change in fair value of earnout liability	200	3,500	100
Stock compensation expense	5,660	6,508	6,597
Inventory adjustment to net realizable value	300	331	2,494
Provision for doubtful accounts	200	178	199
Deferred tax expense (benefit)	106	136	(10,945)
Change in fair value of financial instruments	—	—	90
Gain on disposal of property and equipment	(29)	(15)	(480)
Changes in operating assets and liabilities:
Accounts receivable	1,182	(2,012)	6,582
Inventory	(64)	3,948	8,120
Prepaid taxes and tax refund receivable	878	(811)	739
Prepaid expenses and other assets	1,375	1,554	(689)
Operating lease assets and liabilities	(187)	—	—
Accounts payable	6,907	1,191	670
Accrued expenses and other current liabilities	(8,198)	1,999	(9,576)
Distributions payable	(1,675)	(453)	(953)
Deferred revenue	207	906	743
Payables to sellers	5,917	(8,716)	4,586
Other liabilities	1,183	(317)	(642)
Net cash provided by (used in) operating activities	16,478	(6,242)	619
Investing activities
Increase in intangibles	(62)	(23)	(35)
Purchases of property and equipment, including capitalized software	(4,186)	(5,938)	(4,174)
Proceeds from note receivable	2,824	—	3,000
Proceeds from sale of property and equipment	71	247	828
Purchase of short-term investments	(25,000)	(70,000)	(20,000)
Maturities of short-term investments	55,000	60,000	—
Cash paid for business acquisition, net of cash acquired	—	—	(16,673)
Net cash provided by (used in) investing activities	28,647	(15,714)	(37,054)
Financing activities
Payments of the principal portion of finance lease liabilities	(34)	—	—
Proceeds from exercise of common stock options (net of tax)	111	590	404
Taxes paid associated with net settlement of stock compensation awards	(594)	(44)	—
Payment of earnout liability related to business acquisition	(1,200)	—	—
Common stock repurchases	(3,983)	—	—
Net cash (used in) provided by financing activities	(5,700)	546	404
Effect of exchange rate differences on cash and cash equivalents	114	(541)	131
Net increase (decrease) in cash and cash equivalents	39,539	(21,951)	(35,900)
Cash and cash equivalents at beginning of year	36,497	58,448	94,348
Cash and cash equivalents at end of year	$76,036	$36,497	$58,448
Supplemental disclosure of cash flow information
Earnout liability for acquisition activity	$—	$—	$1,200
Issuance of common stock for acquisition activity	—	—	2,005
Cash paid (received for) for income taxes, net of refunds	(1,519)	1,008	916